UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2011

RACKWISE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-1763172	26-3439890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 California Street, Suite 2450 San Francisco, CA
(Address of principal executive offices, including zip code)

(415) 946-8949
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01                      Entry into a Material Definitive Agreement.

In November 2011, Rackwise, Inc. (the “Company,” “we,” “us,” or “our”) executed a series of agreements (the “Agreements”) with Intel Corporation (“Intel”) to: (i) effect a master license for the intended deployment of our Data Center Manager (“DCM”) software product in all Intel data centers worldwide; and (ii) implement an evaluation and feedback agreement related to our next generation Data Center Infrastructure Management (“DCiM”) software solutions. Our next generation product offerings are to be initially available only to Intel but will subsequently be made available to all of our customers.

The first phase of the multi-phased implementation and deployment of our DCM software product is expected to commence in the first quarter of 2012 and projected to include deployment of our DCM software product in 6 Intel data centers located in various regions globally. The second phase is expected to include deployment in the remaining 60 Intel data centers worldwide. In addition to a significant number of racks, the initial deployment is expected to also encompass a substantial amount of other equipment comprising Intel information technology assets. The implementation is expected to include, among other things, asset modeling, power mapping, cooling, and network availability as well as multiple virtualized product instances, data replication across regions, proximity load balancing, and initial data migration from currently installed DCiM tools.  Professional services and product training are also included, with the Company providing best practice guidance on modeling and managing Intel’s data center asset information and power infrastructure within our DCM software.

The Agreements consist of (i) the Standard Software License Agreement dated November 23, 2011, as amended (the “Software License Agreement”); (ii) the Evaluation and Feedback Agreement for Third Party Technology (the “Feedback Agreement”) dated November 29, 2011, and (iii) the Statement of Work for Data Center Infrastructure Management dated November 22, 2011 (the “DCiM Statement of Work”).

The Software License Agreement provides for the grant by the Company to Intel of a perpetual, worldwide, non-exclusive, irrevocable, fully paid up, royalty free right and license to use our proprietary DCM software (the “Licensed Software”), as well as any third-party software imbedded therein, updates, upgrades, new releases or versions, error corrections, bug fixes, modifications, improvements, additions, and enhancements or other maintenance materials to the extent provided by us to Intel.  Except as otherwise provided in the Software License Agreement, Intel may not resell, market or make the Licensed Software available to unauthorized third parties or use the Licensed Software for the benefit of third parties.  The Software License Agreement remains in effect unless and until terminated in accordance with the terms thereof.  Either party may terminate the Agreement immediately upon notice to the other party if (i) the other party breaches a material term of the Software License Agreement which, although curable, is not cured within 60 days of receipt of notice of the breach; or (ii) the other party commits a material breach of the Agreement which is not curable.  Intel may separately terminate maintenance and support services being provided by us under the Software License Agreement upon 90 days prior with notice.  The Software License Agreement contains mutual indemnification obligations for acts of omission, misrepresentation, and breaches of warranties or covenants.

The Feedback Agreement, which has a three-year term, provides for the grant to Intel of a non-exclusive, royalty free, temporary license to use certain of our DCM technology and related materials (the “Licensed Technology”) for internal evaluation and feedback purposes.  In the event Intel provides us with comments, modifications, improvements, corrections, suggestions, enhancements or other feedback regarding the Licensed Technology (collectively “Feedback”) we are free to use, disclose, reproduce, license, or otherwise distribute or exploit the Feedback, in our discretion, subject to confidentiality and other agreements between us and Intel. Such right does not, however, create a license in our favor to any Intel inventions, patent applications, continuations, continuations in part, and patents filed, issued and re-issued in connection therewith.  The Feedback Agreement does not obligate either party to compensate the other.  Although we expect Intel to provide us with Feedback, the Feedback Agreement does not obligate Intel to provide us with products or information for evaluation and does not obligate us to provide support for the Licensed Technology, to develop a final version thereof or license any version thereof. The Feedback Agreement is intended to accelerate our innovation within the DCiM space.

The DCiM Statement of Work describes the responsibilities and work to be performed by us as well as Intel’s responsibilities during the two phases of the implementation and deployment of our DCM product in all 66 of Intel’s data centers worldwide.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKWISE, INC.

Dated: December 14, 2011	By:	/s/ Guy A. Archbold
Guy A. Archbold President